Exhibit 10.2

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) made this 21st day of May, 2014, by and between Urban Cultivator Inc., a British Colombia corporation (“UC”), BC Northern Lights Enterprises Ltd., a British Colombia corporation (“BCNL”), and W3 Metal Inc., a British Colombia corporation (“W3,” and together with UC and BCNL, “Borrowers”), and Placer Del Mar Ltd., a Nevada corporation (“Lender”);

W I T N E S S E T H:

WHEREAS, Borrowers and Valor Invest Ltd. (“Valor”) have agreed upon certain of the terms and conditions of a merger (the “Merger”) by and among the Borrowers and a U.S. publicly traded company (“Pubco”) and related transactions (collectively, the “Transactions”), as contemplated by that certain term sheet between the Borrowers and Valor, dated as of May 5, 2014 (the “Term Sheet”); and

WHEREAS, Valor has identified Lender, and the Borrowers have hereby acknowledged their acceptance of Lender, as Pubco for purposes of the Term Sheet and the Merger; and

WHEREAS, simultaneously herewith Lender is engaged in an offering (the “Note Offering”) of its 10% Secured Convertible Promissory Notes (the “Convertible Notes”) in the aggregate principal amount of up to $1,000,000, pursuant to a Securities Purchase Agreement between the Lender and the Buyers party thereto (the “Securities Purchase Agreement”), which offering is being conducted pursuant to the exemption from registration provided by Rule 506 of Regulation D, Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”) (capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement); and

WHEREAS, to provide the Borrowers with sufficient working capital to enable the Borrowers to fulfill their obligations under certain contractual agreements incident to their businesses while Lender and the Borrowers prepare the documentation necessary and appropriate to consummate the Transactions and obtain all necessary approvals from stockholders and third parties, Lender has agreed to utilize a  portion of the net proceeds of the Note Offering to provide a loan facility (each advance a "Loan" and collectively the “Loans”) to the Borrowers (i) initially with a temporary loan in the principal amount of up to $400,000 and (ii) on the last working day of each month beginning May 30, 2014 until the Transactions are concluded additional temporary loans in the principal amount of up to $120,000 each, in exchange for one or more 10% secured bridge loan promissory notes (the “Note” or “Notes”), to meet working capital requirements agreed upon by the Borrowers and Lender, and to expend other proceeds of the Notes for the benefit of the Borrowers in contemplation of the Merger and the PIPE offering;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers and Lender, intending to be legally bound, agree as follows:

ARTICLE I – LOAN

1.1. Loan.

(a)           Lender agrees, on the terms and conditions of this Agreement, and subject to closing of the Note Offering, to make Loans to the Borrowers (i) initially in the principal amount of up to $400,000 and (ii) on the last working day of each month beginning May 30, 2014 until the earlier of August 29, 2014 and the date the Transactions are concluded additional temporary loans in the principal amount of up to $120,000 each.

(b)           Upon each Closing of Convertible Notes under the Note Offering, the Lender shall disburse the net proceeds thereof, after payment of any fees and expenses agreed to in advance in writing by the Borrowers, to the Borrowers as principal amounts of the Loan.

1.2. The Notes. The Borrowers have authorized the issuance of the Notes made in favor of Lender by the Borrowers, which shall be substantially in the form set forth in Exhibit A attached hereto.  The Borrowers shall execute and deliver to Lender a Note in the face amount equal to the gross proceeds of each Loan.  The Loan shall bear interest at the rate or rates, and shall be due and payable on the date or dates, set forth in the Notes; provided, however, that if the Merger and the PIPE been consummated, all indebtedness (including accrued interest) evidenced by the Notes shall be deemed canceled and paid in full.

1.3. Payments. Subject to the proviso in the preceding Section, the Borrowers shall repay the unpaid principal amount of, and accrued but unpaid interest on, the Loan (the “Repayment Amount”) on the Due Date (as defined in the Notes) or as otherwise set forth in the Notes, as set forth below:

The Borrowers shall wire the Repayment Amount in same-day funds in accordance with the wire instructions set forth immediately below, which Repayment Amount shall be held in escrow pursuant to the terms of an escrow agreement by and between Lender and Gottbetter & Partners, LLP, as escrow agent (the “Bridge Escrow Agent”), and disbursed in accordance therewith solely for repayment of the aggregate amounts due and payable to the Buyers (defined below) on the Convertible Notes.

Wire Instructions

Account Name:                                               Gottbetter & Partners, LLP
Account Number:                                           9998176923
Routing Number:                                           021000089
Swift Code:                                                      CITIUS33
Bank Name and Address:                             Citibank, N.A.
           330 Madison Ave., New York, NY 10017
                                Reference:                                                       Urban Cultivator Inc., BC Northern Lights Enterprises Ltd., W3 Metal Inc.

1.4. Conditions to Loan. Notwithstanding the foregoing, the obligation of Lender to disburse the Loan to the Borrowers is subject to the satisfaction of the following conditions:

(a)           The Borrowers shall have obtained (and shall have provided copies thereof to Lender) all waivers, consents or approvals, if any, from third parties, and shall have given all notices to third parties, and the failure of which to obtain or to give notice would result in a conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Borrowers are a party or by which the Borrowers  are bound or to which any of their assets is subject, except for any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument which would not have a Company Material Adverse Effect (as hereinafter defined) and would not adversely affect the consummation of the Loan or the other transactions contemplated hereby, including but not limited to the Merger.

(b)           The Borrowers shall have entered into a security agreement of even date herewith, substantially in the form attached as Exhibit B attached hereto (the “General Security Agreement”) with the Lender and Gottbetter & Partners, LLP, as collateral agent (the “Collateral Agent”) pursuant to which the Borrowers shall have granted and conveyed to the Collateral Agent, for the benefit of the Buyers, a second priority security interest in all of the tangible and intangible assets of the Borrowers now owned or hereafter acquired by the Borrowers, as security for the timely repayment of the Convertible Notes in accordance with the terms of the Convertible Notes.

 (c)           The Borrowers shall have delivered to the Lender a certificate, executed on behalf of each of the Borrowers by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Boards of Directors of each of the Borrowers approving the transactions contemplated by this Agreement and the issuance of the Notes, certifying the current versions of the Articles of Incorporation of each of the Borrowers and certifying as to the signatures and authority of persons signing this Agreement and the Notes on behalf of the Borrowers.

ARTICLE II – REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

The Borrowers represent and warrant to Lender as follows:

2.1. Organization. Each of the Borrowers and its Subsidiaries (as defined below) is a corporation or limited liability company, as the case may be, duly existing under the laws of its jurisdiction of organization and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to be so qualified would not have a material adverse effect on the business, operations, condition (financial or otherwise), property or prospects of Borrowers or any Subsidiary, or the ability of the Borrowers and any Subsidiary to carry out its respective obligations under the Loan Documents (as defined in Section 2.3 below) (a “Company Material Adverse Effect”).

2.2. Corporate Structure. The corporate structure of the Borrowers is as set forth in Schedule 2.2.

2.3. Authorization. All corporate action on the part of the Borrowers and their officers, directors and stockholders necessary for the authorization, execution, delivery and performance of all obligations of the Borrowers under this Agreement, the Note, the General Security Agreement and all other documents executed in connection with the Loans (collectively, the “Loan Documents”) to which any of them may be a party have been taken.  This Agreement, the Note and the other Loan Documents, when executed and delivered by the Borrowers shall constitute legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

2.4. Absence of Conflicts. The execution, delivery and performance of this Agreement and each of the other Loan Documents is not in conflict with nor does it constitute a breach of any provision contained in any of the Borrowers’ organizational documents, nor will it constitute an event of default under any material agreement to which any of the Borrowers is a party or by which any of the Borrowers is bound.

2.5. Consents and Approvals. The Borrowers have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities and agencies that are necessary for the continued operation of their businesses as currently conducted, or are required by law.

2.6. Capitalization. The authorized and outstanding capital stock of each of the Borrowers is described on Schedule 2.6 attached hereto. Except as set forth on Schedule 2.6 or as contemplated by the Transactions, there are no subscriptions, convertible securities, options, warrants or other rights (contingent or otherwise) currently outstanding to purchase any of the authorized but unissued capital stock of any of the Borrowers.  Except as set forth in Schedule 2.6 or as contemplated by the Transactions, none of the Borrowers has any obligation to issue shares of its capital stock, or subscriptions, convertible securities, options, warrants, or other rights (contingent or otherwise) to purchase any shares of its capital stock or to distribute to holders of any of its equity securities, any evidence of indebtedness or asset.  No shares of capital stock of the Borrowers are subject to a right of withdrawal or a right of rescission under any applicable securities law.  Except as set forth in Schedule 2.6, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Borrowers.  To the Knowledge (as defined below) of the Borrowers, except as described in Schedule 2.6 or otherwise contemplated by this Agreement, there are no agreements to which any of the Borrowers is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under any applicable securities laws, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Borrowers.  Except as provided in Schedule 2.6, to the Knowledge of the Borrowers, there are no agreements among other parties, to which any of the Borrowers is not a party and by which it or any of them is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Borrowers.

2.7. Litigation. Except as disclosed on Schedule 2.7, there are no actions, suits, claims, investigations, arbitrations or other legal or administrative proceedings, to the Knowledge of the Borrowers, threatened against Borrowers  at law or in equity, and to the Borrowers’ Knowledge, there is no basis for any of the foregoing.  Except as disclosed on Schedule 2.7, there are no unsatisfied judgments, penalties or awards against or affecting Borrowers or their respective businesses, properties or assets.  Except as disclosed on Schedule 2.7, neither the Borrowers is in default, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by the Borrowers with respect to any order, writ, injunction or decree known to or served upon the Borrowers of any court or of any foreign, federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  Except as disclosed on Schedule 2.7, there is no action or suit by the Borrowers pending or threatened against others.  Except as disclosed on Schedule 2.7, the Borrowers have complied with all laws, rules, regulations and orders applicable to their current business, operations, properties, assets, products and services the violation of which would have a Company Material Adverse Effect.  There is no existing law, rule, regulation or order, and Borrowers have no Knowledge of any proposed law, rule, regulation or order, whether foreign, federal or provincial, that would prohibit or materially restrict the Borrowers from, or otherwise materially adversely affect the Borrowers in, conducting their businesses in any jurisdiction in which they are now conducting business.

As defined in this Agreement, “Knowledge” of the Borrowers means the actual knowledge by a director or officer of any of the Borrowers of a particular fact or circumstance or such knowledge as may reasonably be imputed to such person as a result of such person’s actual knowledge of other facts or circumstances as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate employees and agents of Borrowers with respect to the matter in question.

2.8. Absence of Certain Events. To the Borrowers’ Knowledge, there is no existing condition, event or series of events which reasonably would be expected to have a Company Material Adverse Effect.

2.9. Title to Property and Assets. Except as set forth on Schedule 2.9, the Borrowers own no real property.  Except as set forth on Schedule 2.9, the Borrowers have good and marketable title to all of their personal property and assets free and clear of any material restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Company Material Adverse Effect.  Except as set forth on Schedule 2.9, with respect to properties and assets they lease, the Borrowers are in material compliance with such leases and hold valid leasehold interests free of any liens, claims or encumbrances which would have a Company Material Adverse Effect.

2.10. Governmental Permits. The Borrowers hold all licenses, franchises, permits and other governmental authorizations which are required for the conduct of any aspect of their respective businesses, as presently conducted and as presently contemplated to be conducted, including, but not limited to, all such business operations contemplated by, or incident to, the Transactions.  All such licenses, franchises, permits and other governmental authorizations are valid and current, and the Borrowers have not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.  Borrowers have conducted and are conducting their business in material compliance with the requirements, standards, criteria and conditions set forth in such licenses, franchises, permits and other governmental authorizations, and all laws and regulations applicable thereto, and are not in violation of any of the foregoing.  The consummation of the transactions contemplated hereunder will not alter or impair or require changes to any such license, franchise, permit or other governmental authorization.

ARTICLE III.A – COVENANTS OF THE BORROWERS

So long as any Note is outstanding, the Borrowers agree that, unless Lender shall give its prior consent in writing:

3.1. Ordinary Course. Each of the Borrowers shall carry on its business in the ordinary course substantially as conducted heretofore, and shall not engage in any transaction outside of the ordinary course of business.

3.2. Maintain Properties. Each of the Borrowers shall maintain its properties and facilities in good working order and condition, reasonable wear and tear excepted.

3.3. Performance under Agreements. Each of the Borrowers shall perform all of its material obligations under agreements relating to or affecting its assets, properties or rights.

3.4. Cooperation with Lender. The Borrowers shall cooperate with Lender and shall use their reasonable best efforts to complete and sign the merger agreement contemplated by the Merger and shall use their reasonable best efforts to consummate the Transactions contemplated thereby.

3.5. Financial Statements. The Borrowers shall provide to Lender prior to the Closing Date (as defined in the Term Sheet) any such audited or unaudited financial statements as may be required under applicable U.S. Securities Exchange Commission (“SEC”) regulations for inclusion of such statements in Lender’s SEC and other regulatory filings upon and following the closing of the Merger.

3.6. Maintenance of Business Organization. Subject to the Lender making each of the Loans contemplated hereby, each of the Borrowers shall maintain and preserve its business organization intact and use its reasonable best efforts to retain its present key employees and relationships with suppliers, customers and others having business relationships with the Borrowers.

3.7. Compliance with Permits. Each of the Borrowers shall maintain material compliance with all permits, laws, rules and regulations, consent orders and all other orders of applicable courts, regulatory agencies, and similar governmental authorities.

3.8. Leases. Each of the Borrowers shall maintain its present leases in accordance with their respective terms, and may enter into new or amended lease instruments.

3.9. Payments; Use of Proceeds. Except with respect to fees due to attorneys, accountants, and investment bankers relating to the Transactions, including with respect to the Loans, the Borrowers shall not make any payment, or incur any obligation to make any payment outside the ordinary course of business in excess of $15,000 without the prior written consent of Lender. The Borrowers shall use the proceeds from the Loan as described on Schedule 3.9.

3.10. Loan Documents. Each of the Borrowers shall comply in all respects with the terms of the Loan Documents to which it is a party.

3.11. Mergers. Except as contemplated by the Transactions, none of the Borrowers shall merge or consolidate with or into any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control (whether in one transaction or in a series of related transactions) of assets (whether now owned or hereafter acquired) having a fair market value of more than $25,000 at the time(s) of transfer, or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereafter created) at a discount or with recourse, to any person, except sales or other dispositions of assets in the ordinary course of business.

3.12. Charter Documents. The Borrowers shall not make any amendment to its Certificate of Incorporation or equivalent constitutive document, but may amend, revise and/or restate its articles of incorporation.

3.13. Senior or Pari Passu Indebtedness. The Borrowers shall not incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under the Notes and the other Loan Documents, except for (i) indebtedness existing on the date hereof and set forth in Schedule 3.13 attached hereto, and (ii) indebtedness secured by a lien described in Section 3.14(i) below in an aggregate amount outstanding not to exceed $10,000, provided the Borrowers may refinance any existing facilities with the Royal Bank of Canada.

3.14. INTENTIONALLY DELETED.

3.15. Dividends and Distributions. The Borrowers shall not declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

3.16. Limitation on Certain Payments and Prepayments.  Provided the Lender is performing its obligations under this Agreement and the Term Sheet, including making all Loan advances in accordance with Section 1.1 hereof and other than to repay the Lender any amount of the Loans that have been called due by the Lender, the Borrowers shall not:

(a)           borrow any monies or pledge any assets other than under their existing credit facilities described in Schedule 3.17 attached hereto;

Within three (3) business days following the Borrowers’ request for a waiver of any provision of this Article III, Lender shall provide Borrowers with their response to such request.

3.17. INTENTIONALLY DELETED.

3.18. Future issuances. Provided the Lender is performing its obligations under this Agreement and the Term Sheet, including making all Loan advances in accordance with Section 1.1 hereof, and other than to raise funds to repay the Lender any amount of the Loans that have been called due by the Lender, the Borrowers shall not issue any of their equity securities without prior approval of the Lender.

3.19. Pubco Acknowledgment and Acceptance.  The Borrowers hereby acknowledge and accept Lender as “Pubco” for purposes of the Term Sheet and the Merger.

ARTICLE III.B – COVENANTS OF LENDER

Lender covenants and agrees that it shall use the proceeds from the Borrowers of the Repayment Amount solely to repay in full the outstanding principal amount of the Convertible Notes, with interest, if any, to the Buyers.  Lender further agrees to issue its instruction letter (the “Instruction Letter”) to the Bridge Escrow Agent authorizing the Bridge Escrow Agent to release from escrow in favor of Buyers the Repayment Amount in repayment of the Convertible Notes, which Instruction Letter shall be signed by Lender and held in trust by Gottbetter & Partners, LLP on behalf of the Borrowers until repayment on the Due Date or as otherwise set forth herein.

Lender hereby acknowledges and agrees that it shall be the “Pubco” for purposes of the Term Sheet and the Merger.

ARTICLE IV – DEFAULTS AND REMEDIES

4.1. An “Event of Default” occurs if:

(a)           any of the Borrowers default in the payment of any principal of the Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

(b)           any of the Borrowers default, in whole or in part, in the performance or observance of any other material agreement, term or condition contained in the Note or the other Loan Documents, and such breach shall not have been cured within thirty (30) days after receipt of written notice thereof; or

(c)           any of the Borrowers default with respect to any other indebtedness for borrowed money of the Borrowers or under any agreement under which such indebtedness may be issued by the Borrowers and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $25,000;

(d)           any of the Borrowers default with respect to any contractual obligation of the Borrowers under or pursuant to any contract, lease, or other agreement to which any the of Borrowers is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Borrowers’ contractual liability arising out of such default exceeds or is reasonably estimated to exceed $25,000;

(e)           the Merger shall not have closed and the Note shall not have been repaid in full by the Due Date; or

(f)           any of the Borrowers pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is the debtor in an involuntary case which is not dismissed within thirty (30) days of the commencement thereof, or

(g)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) provides for relief against any of the Borrowers in an involuntary case,

(ii) appoints a Custodian of any of the Borrowers for all or substantially all of its property, or

(iii) orders the liquidation of any of the Borrowers,

(h)           a final judgment for the payment of money in an amount in excess of $25,000 shall be rendered against any of the Borrowers (other than any judgment as to which a reputable insurance company shall have accepted full liability in writing) and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 20 days after the date on which the right to appeal has expired; or

(i)           an event shall occur or there exist facts or circumstances which create or result in a Company Material Adverse Effect.

then and in any such case upon the occurrence of any Event of Default described in paragraphs (f) or (g), the unpaid principal amount of the Notes shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers, and upon the occurrence of any other Event of Default, in addition to any other rights, powers and remedies permitted by law or in equity, Lender may, at its option, by notice in writing to the Borrowers, declare the Notes to be, and the Notes shall thereupon be and become, immediately due and payable, together with all other sums due hereunder, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrowers.

Upon the occurrence of any Event of Default, the holder of the Notes may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Notes held by it, for an injunction against a violation of any of the terms hereof or thereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement or pursuant to applicable law. Borrowers shall pay to the holder of the Notes upon demand the reasonable costs and expenses of collection and of any other actions referred to in this Article, including without limitation reasonable attorneys’ fees, expenses and disbursements.

No course of dealing and no delay on the part of the holder of the Notes in exercising any of its rights shall operate as a waiver thereof or otherwise prejudice the rights of such holders, nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No right, power or remedy conferred hereby or by the Notes on the holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

4.2. For purposes of this Article, the following definitions shall apply:

“Bankruptcy Law” means the Bankruptcy and Insolvency Act (Canada), the Companies Creditors’ Arrangement Act (Canada) or similar legislation in Canada;

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

ARTICLE V – NOTICES

All notices, requests and demands shall be given to or made upon the respective parties hereto in writing, at such address as may be designated by it in a written notice to the other party. All notices, requests, consents and demands hereunder shall be effective when duly deposited in the mails (by overnight delivery by a nationally-recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested) with a copy via facsimile. Unless the parties designate otherwise, notices should be addressed as follows:

If to the Borrowers:

BC Northern Lights Enterprises Ltd.
                Urban Cultivator Inc.
                W3 Metal Inc.
                Unit 311-13060 80th Avenue
                Surrey, BC V3W 3B2 Canada
Attention: Tarren Wolfe
Telephone: 1 877 352-0490
Facsimile:                      604 543-1768

with a copy to:

Boughton law Corporation
595 Burrard Street, #700
Vancouver, BC V7X 1S8 Canada
Attention:                      Rory Godinho
Telephone:                      1-604-647-5525
Facsimile:                      1- 604-683-5317

  If to Lender:

                Placer Del Mar Ltd.
                4045 Sheridan Ave., Suite 433
                Miami Beach, FL 33140
Attention: Frank Terzo
Telephone:  1-561-543-8882
Facsimile:

  with a copy to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Attn: Adam S. Gottbetter, Esq.
Facsimile: (212) 400-6901

ARTICLE VI – MISCELLANEOUS

6.1. Governing Law. This Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada therein applicable to contracts made in and to be wholly performed in such Province, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.

6.2. Amendment. This Agreement may be amended, modified or terminated only by an instrument in writing signed by all parties.

6.3. Assignment. Neither this Agreement nor any right or obligation provided for herein may be assigned by the Borrowers without the prior written consent of the Lender.  The Lender may assign this Agreement or any right or obligation provided for herein without the prior written consent of the Borrowers.

6.4. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

6.5. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

6.6. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.8. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

IN WITNESS WHEREOF, the parties hereto have caused this Bridge Loan Agreement to be duly executed as of the day and year first above written.

LENDER: PLACER DEL MAR LTD. /s Frank Terzo By: Name: Frank Terzo Title: President and CEO

BORROWERS:
URBAN CULTIVATOR INC.

            /s/Tarren Wolfe
By:
Name: Tarren Wolfe
Title:   CEO

BC NORTHERN LIGHTS ENTERPRISES LTD.

            /s/Tarren Wolfe
By:
Name: Tarren Wolfe
Title:

W3 METAL INC.

          /s/Tarren Wolfe
By:
Name: Tarren Wolfe
Title: